Exhibit 99.4

Revlon Consumer Products Corporation

Offer to Exchange
$450,000,000 Aggregate Principal Amount of its
6.25% Senior Notes due 2024 (CUSIP Number 761519 BF3)
For a Like Aggregate Principal Amount of its
6.25% Senior Notes due 2024 (CUSIP Numbers 761519 BE6 and U8000E AJ8)

To Registered Holders:

We are enclosing the materials listed below in connection with the offer (the “Exchange Offer”) by Revlon Consumer Products Corporation (the “Company”) to exchange $450,000,000 aggregate principal amount of its 6.25% Senior Notes due 2024 (CUSIP Number 761519 BF3) (the “Exchange Notes”), for a like aggregate principal amount of its outstanding 6.25% Senior Notes due 2024 (CUSIP Numbers 761519 BE6 and U8000E AJ8) (the “Initial Notes”), upon the terms and subject to the conditions set forth in the prospectus, dated                , 2016 (the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”).

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Letter of Transmittal;
3.	Notice of Guaranteed Delivery;
4.	Instruction to Registered Holder from Beneficial Owner; and
5.	A letter that may be sent to your clients for whose account you hold Initial Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                , 2016, unless extended by the Company in its sole discretion.

Pursuant to the Letter of Transmittal, each holder of Initial Notes will represent to the Company that (i) such holder or other person has full power and authority to tender, sell, assign and transfer the Initial Notes tendered and to acquire Exchange Notes upon the exchange of such tendered Initial Notes and the Company will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by the Company; (ii) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (iii) neither the holder of the Initial Notes nor any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes (within the meaning of the Securities Act of 1933, as amended (the “Securities Act”)), and is not participating in, and does not intend to participate in, the distribution of such Exchange Notes, (iv) if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, (v) neither the holder nor any such other person is an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company or, if such holder or such other person is an “affiliate,” that such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and (vi) if the tendering holder is a broker-dealer (whether or not it is an “affiliate”) that will receive Exchange Notes for its own account, and the Initial Notes to be exchanged were acquired by such holder as a result of market-making or other trading activities, such holder acknowledges it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale, offer to resell or other transfer of such Exchange Notes; provided, that by acknowledging that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) and by delivering a prospectus (or, to the extent permitted by law, making available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such Exchange Notes, such holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than to U.S. Bank, National Association (the “Exchange Agent”)) in connection with the solicitation of tenders of Initial Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Initial Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent in the manner set forth below.

Delivery to: U.S. Bank, National Association

By Registered or Certified Mail, Overnight Delivery:

U.S., National Association
Corporate Trust Operations
60 Livingston Avenue
EP-MN-WS2N
St. Paul, MN 55107-2292
Attention: Specialized Finance

By Facsimile (For Eligible Institutions Only):

(651) 466-7372
Attention: Specialized Finance

For Information Call:

(800) 934-6802 or go to
www.usbank.com/corp_trust/bondholder_contact.html

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU TO BE THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.